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                                                                   Exhibit 77)C

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Matters Submitted to a Vote of Shareholders

The Annual Meeting of the Shareholders of CIGNA High Income Shares (the "Trust") was held on Tuesday, April 29, 2003 at 11:30 a.m., Eastern Time.

Six Trustees were elected by a vote of shareholders to serve as members of the Board of the Trust until the next Annual Meeting of Shareholders or until the election and qualification of their successors. Shareholders of the Trust voted to elect the following Trustees:

                                           For                 Vote Withheld

Richard H. Forde                    47,129,951.895              1,097,161.986
Carol Ann Hayes                     47,125,491.627              1,101,622.204
Russell H. Jones                    47,132,522.535              1,094,591.296
David P. Marks                      47,109,262.153              1,117,851.678
Paul J. McDonald                    47,125,157.389              1,101,956.442
Marnie W. Mueller                   47,084,087.627              1,143,026.204

The consideration of a sub-advisory agreement between TimesSquare Capital Management, Inc. and Shenkman Capital Management, Inc.

         For                        Against                   Abstain

   46,614,712.632                1,050,449.106               627,121.093

There were no broker non-votes with respect to the matters submitted to a vote of shareholders of the Trust.

No other business was transacted at the meeting.